EXECUTION COPY

BROOKDALE SENIOR LIVING INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 23, 2009 (the “Effective Date”), by and between Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and W. E. Sheriff (“Executive”).  Where the context permits, references to “the Company” shall include the Company and any successor of the Company.

W I T N E S S E T H:

WHEREAS, the Company and Executive previously entered into an employment agreement, dated May 12, 2006 and amended on December 30, 2008 (the “Original Agreement”), pursuant to which Executive serves as the Chief Executive Officer of the Company (the “CEO”); and

WHEREAS, the Company and Executive mutually desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.           SERVICES AND DUTIES.  Subject to Section 2 hereof, from and after the Effective Date, Executive shall, pursuant to the terms of this Agreement, continue to be employed by the Company as the CEO, and shall report directly to the Company’s Board of Directors (the “Board”).  The principal location of Executive’s employment with the Company shall be the same as Executive’s principal location of employment as of the Effective Date, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.  During the Employment Term (as defined in Section 2(a)), Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company and shall have no other employment and no other business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement.  During the Consulting Term (as defined in Section 2(b)), Executive shall serve the Company as a Consultant (as defined in Section 2(b)) and shall provide such services to the Company on an exclusive basis.  Executive shall perform such duties as are required by the Company from time to time and normally associated with Executive’s position, together with such additional duties, commensurate with Executive’s position, as may be assigned to Executive from time to time by the Board.  Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) participating in trade associations or industry organizations which are related to the business of the Company or engaging in charitable, civic or political activities or (ii) subject to the prior approval of the Chairman of the Board, (1) engaging in personal investment activities for Executive and Executive’s family that do not give rise to any conflicts of interest with the Company or its Affiliates or (2) accepting directorships unrelated to the Company that do not give rise to any conflict of interests with the Company or its Affiliates, in each case so long as the interests in (i) and (ii) above do not interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder.  The Company acknowledges and approves the current activities of Executive as set forth on Schedule 1 hereto; provided, however, that the activities in which Executive participates pursuant to subsection (i) of the immediately preceding sentence do not require such acknowledgment or approval.

2.           TERM.

(a)           Employment Term.  Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date.  Such employment (or consultancy as provided in Section 2(b)) shall expire on the fifth (5th) anniversary of the Effective Date (the “Term”); provided, however, that the Term shall earlier expire immediately upon the termination of Executive’s employment or consultancy (as applicable) pursuant to Section 5 hereof.  Notwithstanding anything to the contrary in this Agreement, at any time during the Term, Executive may elect to resign his position as the CEO, effective six (6) months following the date on which Executive provides written notice of such election to the Board (the date such resignation is effective, the “Transition Date” and the period from the Effective Date through the Transition Date, the “Employment Term”).

(b)           Consulting Term.  Following the Transition Date, Executive shall continue serving the Company for the remainder of the Term (the “Consulting Term”) as an independent contractor in the capacity of consultant (a “Consultant”) and will perform services at a level equal to 20% or less of the average level of services performed by Executive during the 36 month period prior to the Transition Date.  During the Consulting Term, Executive shall make himself available to perform consulting services with respect to the businesses conducted by the Company.  Such consulting services shall be related to such matters as the Board may designate from time to time.  It is understood that such consulting services will require Executive to, among other things, provide consultation and advisory services regarding corporate governance practices and procedures and business development matters, and to perform such other duties as may reasonably be requested.  At all times during the Consulting Term, Executive shall comply with reasonable requests for his consulting services and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services.  During the Consulting Term, Executive shall continue to be subject to the terms and conditions of this Agreement.

3.           COMPENSATION.

(a)           Base Compensation.  In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive base compensation for his services as follows:  (i) during the Employment Term, a base salary in the amount of six hundred thousand dollars ($600,000) per annum, or (ii) during the Consulting Term, a consulting fee in the amount of three hundred thousand dollars ($300,000) per annum (as applicable, the “Base Compensation”), in either case payable in such installments as the Company pays its similarly placed employees or consultants, as applicable (but not less frequently than each calendar month), subject to customary employee contributions to any health, welfare and/or retirement programs in which Executive is enrolled.  The Base Compensation may be increased from time to time at the Board’s sole discretion, but except as expressly provided in clause (ii) of this Section 3(a), in no event shall the Base Compensation be reduced without Executive’s approval.

(b)           Annual Bonus.  In addition to the Base Compensation, for each calendar year ending during the Employment Term, Executive shall be eligible to receive a bonus (“Annual Bonus”), subject to the terms of the Company’s incentive compensation plan for senior executive officers as in effect from time to time (the “Bonus Plan”), with a target Annual Bonus of six hundred thousand dollars ($600,000) (the “Target Bonus”).

Notwithstanding anything in this Section 3(b) to the contrary, for the year in which the Transition Date occurs, Executive shall be eligible to receive an Annual Bonus, determined as follows:  if the Transition Date occurs (i) prior to October 1st of such year, a pro-rated portion of the Annual Bonus (to the extent earned under the terms of the Bonus Plan) based on the number of days in which Executive served as the CEO during such year or (ii) on or after October 1st of such year, an Annual Bonus (to the extent earned under the terms of the Bonus Plan) based on the full year.  For the avoidance of doubt, Executive shall not be eligible to receive an Annual Bonus for any calendar year commencing during the Consulting Term.

The Annual Bonus shall be paid to Executive, in cash, no later than thirty (30) days following completion of the Company’s audit for the applicable year, which the Company shall endeavor in good faith to complete within three (3) months following the last day of such year; provided, however, that in no event shall the Annual Bonus be paid to Executive prior to January 1 or later than December 31 of the year following the year to which such Annual Bonus relates.

(c)           Restricted Stock Unit Grant.  Effective upon the Effective Date, Executive shall receive a one-time grant of 500,000 restricted stock units of the Company’s common stock.

(d)           Existing Restricted Stock Grants.  All grants of restricted stock made to Executive prior to the Effective Date (the “Existing Grants”) shall continue to be governed by the applicable terms of such grants; provided, however, that service as a Consultant hereunder shall be deemed to be continued employment for purposes of such restricted stock awards.

(e)           Withholding.  All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

4.           BENEFITS AND PERQUISITES.

(a)           Retirement and Welfare Benefits.  During the Employment Term, Executive shall be eligible to participate in all benefit plans made available to the Company’s senior executives, and during the Consulting Term, Executive shall be eligible to participate in all benefit plans made available to the Company’s similarly situated former executives.  In either case, the benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as from time to time in effect.  Nothing in this Section 4, however, shall require the

Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

(b)            Life Insurance.  During the Employment Term, the Company shall provide Executive with basic life insurance benefits, up to a maximum of $600,000, at no cost to Executive.

(c)            Paid Time Off.  During the Employment Term, Executive shall be eligible to participate in the paid time off policy generally applicable to the Company’s senior executives, as it may be amended from time to time.

(d)            Reimbursement of Expenses.  The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

5.           TERMINATION.  Executive’s employment or consultancy, as applicable, shall be terminated at the earliest to occur of the following:  (i) the end of the Term, unless Executive agrees to continue employment or consultancy with the Company on an at-will basis; (ii) the date on which the Board delivers written notice that Executive is being terminated for “Disability” (as defined below); or (iii) the date of Executive’s death.  In addition, Executive’s employment or consultancy, as applicable, with the Company (or its successors) may be earlier terminated (1) by the Company for “Cause” (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (2) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive or such other date as is reasonably designated by the Company; (3) by Executive for “Good Reason” (as defined below), effective thirty-one (31) days following the date on which a written notice to such effect is delivered to the Company; or (4) by Executive at any time, effective fourteen (14) days following the date on which a written notice to such effect is delivered to the Company (or its successors).

(a)           For Cause Termination.  If Executive’s employment or consultancy, as applicable, with the Company is terminated by the Company (or its successors) for Cause, Executive shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination:  (i) any accrued but unpaid Base Compensation (payable as provided in Section 3(a)); (ii) any Annual Bonus earned but unpaid as of the date of termination for any previously completed year, payable as set forth in Section 3(b) hereof; (iii) reimbursement for any business expenses properly incurred by Executive prior to the date of termination in accordance with Section 4(d) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) days after the date of termination; and (iv) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of termination (collectively, the “Accrued Benefits”).  For the avoidance of doubt, the Existing Grants shall be treated as provided in the applicable equity incentive plan and award agreement governing such awards.

(b)           Termination by the Company without Cause or by Executive for Good Reason.  If Executive’s employment or consultancy, as applicable, is terminated by the Company (or its successors) other than for Cause or by Executive for Good Reason prior to the end of the Term, then Executive shall be entitled, upon (i) Executive’s execution and non-revocation of a general release of claims in a form satisfactory to the Company within thirty (30) days following the date of termination (the “Release”) and (ii) Executive’s continued compliance with the restrictive covenants set forth in Section 6 hereto and in any other agreement or agreements between Executive and the Company or to which Executive is a party, including, without limitation, any restricted stock agreement between the Company and Executive) and all other applicable ongoing obligations to which Executive is subject as of the date of termination, to, in each case if applicable as of the date of termination:

(i) the Accrued Benefits;

(ii) continuation of his then-current Base Compensation for the lesser of (1) twenty-four (24) months following the date of such termination or (2) the remainder of the Term, in either case payable in the same manner as provided in Section 3(a) hereof;

(iii) in lieu of any Annual Bonus to be provided pursuant to Section 3(b) hereof, an Annual Bonus (to the extent earned under the terms of the Bonus Plan) for the year of termination, pro-rated based on the number of days in which Executive served as the CEO during such year and payable as set forth in Section 3(b) hereof; provided, however, that if such termination occurs on or after October 1st, the amount of such Annual Bonus shall not be subject to proration;

(iv) to the extent Executive is then eligible for, and elects, continuation of health care coverage under COBRA, the Company shall, for the length of the COBRA coverage period, pay an amount of Executive’s applicable health care premiums such that Executive’s monthly premiums are equal to those of the Company’s then-current employees or former employees, as applicable; and

(v) the treatment of the Existing Grants as provided in the applicable equity incentive plan and award agreement governing such awards.

For purposes of clarification, in no event shall Executive be entitled to any amounts under this Section 5(b) upon a termination of employment if Executive continues to perform services as a Consultant hereunder as contemplated by Section 2(b).

(c)           Death or Disability.  If Executive’s employment or consultancy, as applicable, is terminated by reason of Executive’s death or Disability prior to the end of the Term, in lieu of any other payments or benefits, Executive (or Executive’s beneficiary or estate, as applicable) shall be entitled to the Accrued Benefits.  For the avoidance of doubt, the Existing Grants shall be treated as provided in the applicable equity incentive plan and award agreement governing such awards.

(d)           Voluntary Resignation by Executive without Good Reason.  If Executive voluntarily resigns his employment or consultancy without Good Reason during the Term, then Executive shall be entitled to, subject to the execution and non-revocation of the Release and in either case if applicable as of the date of termination:  (i) the Accrued Benefits and (ii) in lieu of any Annual Bonus to be provided pursuant to Section 3(b) hereof, an Annual Bonus (to the extent earned under the terms of the Bonus Plan) for the year of termination, pro-rated based on the number of days in which Executive served as the CEO during such fiscal year and payable as set forth in Section 3(b) hereof; provided, however, that if such termination occurs on or after October 1st, the amount of such Annual Bonus shall not be subject to proration.  For the avoidance of doubt, the Existing Grants shall be treated as provided in the applicable equity incentive plan and award agreement governing such awards.

(e)           Definitions.  For purposes of this Agreement:

“Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Cause” means (i) conviction of, or guilty plea concerning or confession of any felony, (ii) any act of dishonesty committed by Executive in connection with the Company’s or its subsidiaries’ business, (iii) any material breach by Executive of this Agreement, after written notice thereof from the Board is given in writing and such breach is not cured to the satisfaction of the Company within a reasonable period of time (not greater than thirty (30) days) under the circumstances; (iv) any material breach of any reasonable and lawful rule or directive of the Company; (v) the gross or willful neglect of duties or gross misconduct by Executive; or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of Executive’s duties under this Agreement.

“Disability” means, as determined by the Board in good faith, Executive’s inability, due to disability or incapacity, to perform all of Executive’s duties hereunder on a full-time basis for (i) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty five (365) days or, (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and Executive is unable to resume Executive’s duties on a full time basis within ten (10) days of receipt of written notice of the Board’s determination under this clause (ii).

“Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notification by Executive (which written notice must be delivered within thirty (30) days of Executive’s becoming aware of the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below:  (i) the failure by the Company to pay to Executive any portion of Executive’s Base Compensation or Annual Bonus, if applicable, within thirty (30) days following the date such compensation is due; (ii) the relocation of Executive’s principal office at the Company to a location outside a fifty (50) mile radius from Executive’s principal office location as of the Effective Date; or (iii) during the Employment Term, Executive is assigned duties, compensation or responsibilities that are materially and significantly reduced with respect to the scope or nature of the duties, compensation and/or responsibilities associated with Executive’s position as of immediately after the Effective Date.  Notwithstanding the foregoing, a termination by Executive for “Good Reason” shall not be deemed to have occurred by virtue of changes in Executive’s duties, benefits or responsibilities resulting upon (or shortly thereafter) (i) the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (ii) the Transition Date.

(f)           Resignation as Officer or Director.  Upon a termination of employment or consultancy for any reason, unless requested otherwise by the Company, Executive shall resign each position (if any) that Executive then holds as an officer of the Company or as an officer or director of any of the Company’s subsidiaries.  Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(g)           Section 409A.  It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding anything contained to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 5 of this Agreement until Executive would be considered to have incurred a “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company (relating to his employment or service as a Consultant, as applicable).  Notwithstanding anything to the contrary in this Agreement, if the Company determines (1) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death.  Any payments delayed pursuant to this Section 5(g) shall be made in a lump sum on the first day of the seventh (7th) month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death.  In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

6.           COVENANTS.  Executive acknowledges that during the period of his employment and consultancy with the Company or any subsidiary, he shall have access to the Company’s “Confidential Information” (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.

(a)           Noncompetition.  Executive agrees that during the period of his employment and consultancy with the Company and for the two (2) year period immediately following the later of the date of termination of Executive’s employment or consultancy with the Company or any subsidiary for any reason or for no reason, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business in the Area (each as defined below).  Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.  Solely for purposes of this paragraph (a):  “Area” means a fifteen (15) mile radius of any senior living facility owned, managed or operated by the Company (or its successor) at the time Executive’s employment or consultancy, as applicable, is terminated; and “Competing Business” means the business of owning, operating or managing senior living facilities having gross annualized revenues of at least $35 million or owning, operating or managing, in the aggregate, at least 1,000 units/beds provided that at least 750 units/beds owned, operated or managed by such business are located within the Area.

(b)           Solicitation of Employees, Etc.  Executive agrees that during the period of his employment and consultancy with the Company and for the two (2) year period immediately following the later of the date of termination of Executive’s employment or consultancy with the Company or any subsidiary for any reason or for no reason, Executive shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or Affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or Affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or Affiliates, for any other reason or (ii) hire any individual who left the employ of the Company or any of its Affiliates during the immediately preceding one (1) year period.

(c)           Solicitation of Clients, Etc.  Executive agrees that during the period of his employment and consultancy with the Company and for the two (2) year period immediately following the later of the date of termination of Executive’s employment or consultancy with the Company or any subsidiary for any reason or for no reason, Executive shall not, directly or indirectly, solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or Affiliates or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or Affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or Affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or Affiliates, for any other reason.  Nothing in this paragraph applies to those customers, clients, vendors, suppliers, or consultants who did not conduct business with the Company, or its successors, assigns, subsidiaries or Affiliates, during Executive’s employment and consultancy with the Company.

(d)           Disparaging Comments.  Executive agrees that during the period of Executive’s employment and consultancy with the Company and at all times thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or its Affiliates or, after termination of his employment or consultant relationship with the Company, make any comments concerning any aspect of the termination of their relationship.  The obligations of Executive under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or any of its Affiliates.  For purposes of all provisions of this Section 6, the “Company” refers to the Company and any incorporated or unincorporated Affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company for any reason.

(e)           Confidentiality.  All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its Affiliates shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so.  Executive agrees that Executive shall not at any time during the term of Executive’s employment or consultancy or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (i) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (ii) any “Proprietary Information” (as defined below)), concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by or consultancy with the Company.  Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection.  Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement.  This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its Affiliates.

Executive agrees that Executive shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while employed by or a consultant to the Company (all of which is collectively referred to herein as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this Agreement or (ii) general business knowledge and work skills of Executive, even if developed or improved by Executive while employed by or a consultant to the Company.  All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company.  Executive’s obligation relative to the disclosure to the Company of such Proprietary Information shall continue beyond Executive’s termination of employment and Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

(f)           Acknowledgement.  Executive agrees and acknowledges that each restrictive covenant in this Section 6 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.  Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged.  If any provision of this Section 6 as applied to Executive or to any circumstance is adjudged by a court with jurisdiction upon short notice to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6.  If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.  Executive agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and upon breach of any provision of this Section 6, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by any court with jurisdiction upon short notice; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).  Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this Agreement.

7.           SECTION 280G.

(a)            Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a “Change in Control” (as defined in the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan) or the termination of Executive’s employment or consultancy, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any of its subsidiaries or Affiliates making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero).

(b)            For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (iii) the severance payments payable to Executive pursuant to Section 5 hereof shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) of this paragraph) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of Section 280G of the Code, in the opinion of Tax Counsel; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)            If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive and the Company in applying the terms of this Section 7, the Total Payments paid to or for Executive’s benefit are in an amount that would result in any portion of such Total Payments being subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, if such repayment would result in (i) no portion of the remaining Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (x) the excess of the Total Payments paid to or for Executive’s benefit over the Total Payments that could have been paid to or for Executive’s benefit without any portion of such Total Payments being subject to the Excise Tax; and (y) interest on the amount set forth in clause (x) of this sentence at the rate provided in Section 1274(b)(2)(B) of the Code from the date of Executive’s receipt of such excess until the date of such payment.

8.            ASSIGNMENT.  This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators.  No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder.  Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void.  The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, Affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9.           GENERAL.

(a)           Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

General Counsel
Brookdale Senior Living Inc.
111 Westwood Place
Suite 200
Brentwood, TN 37027

with a copy which shall not constitute notice to:

Randal Nardone
Fortress Investment Group
1345 Avenue of the Americas
46th Floor
New York, NY 10105

To Executive:

W. E. Sheriff
At the address shown in the Company’s personnel records

with a copy which shall not constitute notice to:

Donald I. N. McKenzie
4015 Hillsboro Pike
Suite 210
Nashville, TN 37215

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)           Severability.  Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)           Entire Agreement.  This document, together with all restrictive covenants in any and all agreements between Executive and the Company or to which Executive is a party (other than any such provisions contained in the Original Agreement) constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and except as otherwise explicitly set forth in this Agreement, supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral, including but not limited to the Original Agreement, which is hereby terminated and superseded in its entirety.

(d)           Counterparts.  This Agreement may be executed on separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same agreement.

(e)           Amendments.  No amendments or other modifications to this Agreement may be made except by a writing signed by all parties.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to principles of conflicts of law of such state.

(g)           Survivorship.  The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h)           Waiver.  The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)           Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)           Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k)           Arbitration.  Except as necessary for the Company and its subsidiaries, Affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement, the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, Affiliates, successors or assigns, shall be submitted to binding arbitration in Nashville, Tennessee according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association.  The parties agree that each party shall bear its or his own expenses incurred in connection with any such dispute.  This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, Affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement

Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

10.           EXECUTIVE REPRESENTATION AND ACCEPTANCE.  By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

BROOKDALE SENIOR LIVING INC.

By:	/s/ T. Andrew Smith
	Name:	T. Andrew Smith
	Title:	Executive Vice President

EXECUTIVE

/s/ W. E. Sheriff
W. E. Sheriff